DEFERRED COMPENSATION AGREEMENT

Agreement entered into this ____day of _________, 2008, between Summit Mutual Funds, Inc. hereinafter referred to as the Fund) and ____________________________________ (Director).

WHEREAS, the Director will be rendering valuable services to the Fund as a member of the Board of Directors, and the Fund is willing to accommodate the Director's desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1. With respect to services performed by the Director for the Fund on and after the first day of __________________, 2008, the Director shall defer _________% of the amounts otherwise payable to the Director for serving as a Director. The deferred compensation shall be credited to a book reserve maintained by the Fund in the Director's name together with credited amounts in the nature of earnings ("Account(s)"). The account maintained for the Director shall be paid to the Director on a deferred basis in accordance with the terms of this Agreement.

2. The Fund or Funds shall credit the Director's Account as of the day such amount would have been paid to the Director if this Agreement were not in effect. Such Accounts shall be valued at fair market value as of the last day of the calendar year and such other dates as are necessary for the proper administration of this Agreement, and each Director shall receive a written accounting of his account balance(s) following such valuation.

A Director may request that his/her deferred compensation be allocated among the available Funds or placed in a money market deposit account. The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all subsequent deferred compensation until changed by the Director. A Director may change his/her investment allocation by submitting a written request to the Administrator on such form as may be required by the Administrator or by telephoning the Administrator (or his/her delegate). Such changes shall become effective as soon as administratively feasible after the Administrator receives such request. Although the Fund intends to invest the deferred compensation according to the Director's requests, it reserves the right to invest the deferred compensation without regard to such requests. The Administrator is the Calvert Group, Ltd. Controller.

3. As of January 31 of the calendar year following the calendar year the Director dies, retires, resigns or otherwise ceases to be a member of the Board of Directors of the Fund or Funds; the Fund or Funds shall: (check one)

( ) pay the Director (or his or her beneficiary) a lump sum amount equal to the balance in the Director's account on that date or

( ) commence making annual payments to the Director (or his or her beneficiary) for a period of (2 through 15) years.

If the second box is selected, such payments shall be made on January 31st of each year in approximately equal annual installments as adjusted and computed by the Fund or Funds, with the final payment equaling the then remaining balance in the Director's account. If the balance in the Director's account as of the date of the first scheduled payment is less than $2,000, the Fund or Funds shall instead pay such amount in a lump sum as of that date. The Director may not select a period of time which will cause an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event that the Director ceases to be a Director of the Fund or Funds and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business or entity that is in competition with the Fund or Funds, or becomes employed by any governmental agency having jurisdiction over the affairs of the Fund or Funds, the Fund or Funds reserves the right at the sole discretion of the Board of Directors to make an immediate lump sum payment to the Director in an amount equal to the balance in the Director's account at that time.

Notwithstanding the preceding paragraph, the Fund or Funds may at any time make a lump sum payment to the Director (or surviving beneficiary) equal to a part or all of the balance in the Director's account upon a showing of a financial emergency caused by circumstances beyond the control of the Director (or surviving beneficiary) which would result in serious financial hardship if such payments were not made. The determination of whether such emergency exists shall be made at the sole discretion of the Board of Directors of the Fund or Funds. The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Director's account shall thereafter be paid at the time and in the manner otherwise set forth in this section.

4. In the event that the Director dies before payments have commenced or been completed under section 3 hereof, the Fund or Funds shall make payment in accordance with section 3 to the Director's designated beneficiary, who shall be:

________________________________________________

________________________________________________

________________________________________________

In the event that both the Director and the designated beneficiary have died before the commencement or completion of payments under section 3, an amount equal to the then remaining balance in the Director's account (or the portion thereof that would have been payable to the beneficiary) shall be paid in a lump sum. Such payment shall be made to the estate of the Director unless payments to the beneficiary have already commenced, in which case the lump sum payment shall be made to the estate of the beneficiary.

5. The Agreement shall remain in effect with respect to the Director's compensation for services performed as a Director of the Fund or Funds in all future years unless terminated on a prospective basis in accordance with this section. Either the Director or the Fund or Funds may terminate this Agreement by written notice delivered or mailed to the other party no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect. In addition, the Director may alter the amount of deferral for any future calendar year if the Director and the Fund or Funds enter into an amendment on or before December 31st of the calendar year preceding the calendar year for which the amendment is to take effect. The amendment will be deemed to supersede the amount of deferral for all future years unless otherwise amended or terminated. Any termination or new amendment shall relate solely to compensation for services performed after the termination or amendment becomes effective and shall not alter the terms of the agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this agreement was in effect. Notwithstanding the foregoing, the Director may at any time amend the beneficiary designation hereunder by written notice to the Fund or Funds.

6. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Fund or Funds and the Director, any designated beneficiary or any other person. Any compensation deferred under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Fund or Funds. To the extent that any person acquires a right to receive payments from the Fund or Funds under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Fund or Funds.

7. The right of the Director or any other person to receive payments under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

8. If the Fund or Funds shall find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Fund or Funds to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Fund or Funds may determine. Any such payment shall serve to discharge the liability of the Fund or Funds under this Agreement to make payment to the person who is otherwise entitled to payment.

9. Any written notice to the Fund or Funds referred to in this Agreement shall be made by mailing or delivering such notice to the Fund or Funds at 4550 Montgomery Avenue, Bethesda, MD 20814, to the attention of the Controller, Calvert Group, Ltd. Any written notice to the Director referred to in this Agreement shall be made by delivery to the Director in person or by mailing such notice to the Director at his or her place of residence or business address.

10. To the extent required by law, the Fund or Funds shall withhold federal or state income taxes from any payments hereunder and shall furnish the Director (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

11. This Agreement shall be binding upon and inure to the benefit of the Fund or Funds and its successors and assigns and the Director and his or her heirs, executors, administrators and legal representative.

12. This Agreement shall be construed in accordance with and governed by the laws of Maryland.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Summit Mutual Funds, Inc.

By _____________________________________

(Print Name of Director)

_____________________________________

(Signature of Director)

ACKNOWLEDGMENT:

By _____________________________________

(Signature of Officer)

_____________________________________

(Title)

Application for Calvert Group
Director deferred compensation plan

1. Instructions

Please complete Sections 2 through 4 below. This application should be signed by the Director and returned to the Administrator.

2. Director Information (please print)

Name of Fund: _____________________________________

Name of Director: _____________________________________

Address of Fund:  4550 Montgomery Ave., Ste. 1000N

                              Bethesda, MD 20814

3. Investment of Contributions

Contributions to the Calvert Group Director's Deferred Compensation Plan shall be invested in the Calvert Group Funds. These allocations may be modified by notifying Alison Smith, Investor Servicing Manager at 301/951-4821:
Calvert First Government Money Market Fund	_________%
CSIF Enhanced Equity Portfolio	_________%
CSIF Money Market Portfolio	_________%
CSIF Balanced Portfolio	_________%
CSIF Bond Portfolio	_________%
CSIF Equity Portfolio	_________%
Calvert Conservative Allocation Fund	_________%
Calvert Moderate Allocation Fund	_________%
Calvert Aggressive Allocation Fund	_________%
Calvert Social Index Fund	_________%
Calvert Income Fund	_________%
Calvert Short Duration Income Fund	_________%
Calvert Long-Term Income Fund	_________%
Calvert Ultra-Short Income Fund	_________%
Calvert New Vision Small Cap Fund	_________%
Calvert World Values International Equity Fund	_________%
Calvert Capital Accumulation Fund	_________%
Calvert Large Cap Growth Fund	_________%
Calvert Small Cap Value Fund	_________%
Calvert Mid Cap Value Fund	_________%
Calvert Global Alternative Energy Fund	_________%
Calvert International Opportunities Fund	_________%
Calvert Global Water Fund	_________%
Calvert Large Cap Value Fund	_________%

Total	_________%

  Pursuant to Section 3, I choose to have my annual payments be made for:

a ____ lump sum or
b ____ years (no less than 2 nor greater than 15).

5. Acceptance

Director Acceptance: I hereby agree to the terms and conditions of the Calvert Group Director Deferred Compensation Plan. I have read the prospectus(es) of the chosen Fund(s).

___________________________               __________

Name                                                            Date

For office use only

Fund Number(s): __________ Account Number: ____________________